EXHIBIT 10.105

CONFIDENTIAL PORTIONS OMITTED PURSUANT TO RULE

24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934

Patent License Agreement between the University of Alberta and

Cortex Pharmaceuticals, Inc.

Use of AMPAKINE® compounds to Treat Respiratory Depression

THIS AGREEMENT, dated as of May 9, 2007 (the “Signature Date”), between Cortex Pharmaceuticals, Inc., having its principal offices at 15241 Barranca Parkway, Irvine, California (“Cortex”), and The Governors of the University of Alberta, located at Suite 4000, 8308-114 Street, Edmonton, Alberta, Canada (the “University”). Cortex Pharmaceuticals, Inc. and The Governors of the University of Alberta may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the University has filed a Method of Use patent to protect the intellectual property resulting from certain inventions by Dr. John Greer, an employee of the University, concerning certain therapeutic utilities for the AMPAKINE® class of chemical compounds (the “Patent Rights” as further defined below); and

WHEREAS, Cortex owns a portfolio of issued and pending patents, including Composition of Matter patents, covering the AMPAKINE class of chemical compounds; and

WHEREAS, Cortex wishes to fund further sponsored research at the University in the laboratory of Dr. John Greer related to the Patents Rights under a separate Research Agreement between Cortex and the University to generate data and additional information related to the Patent Rights; and

WHEREAS, Cortex wishes to obtain an exclusive worldwide license to the University’s rights under such University Patent Rights; and

WHEREAS, the University is willing to grant a license to Cortex to its rights in the Patent Rights subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the Parties hereto mutually agree as follows:

1.	Definitions:

1.1.

“Affiliate” means any corporation or entity that controls, is controlled by, or is under common control with Cortex. A corporation or other entity shall be regarded as in control of or controlled by another corporation or entity if (i) it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or (ii) if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or (iii) the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

1.2.	“Field of Use” means therapeutic and/or prophylactic use in humans and animals, but no other use.

1.3.	“Indication” means any therapeutic and/or prophylactic indication covered by a Valid Claim contained in the Patent Rights.

1.4.	“Lead Compound” means an AMPAKINE compound (positive allosteric modulator of AMPA-type glutamate receptors) selected by Cortex for development into a Licensed Product.

1.5.	“Licensed Product” means any product, process or use thereof (a) which is covered by a Valid Claim contained in the Patent Rights in the country in which the product, process or use thereof is sold; or (b) which is manufactured using a process or product which is covered by a Valid Claim contained in the Patent Rights in the country in which the product is made.

1.6.	“Net Sales” means Cortex’s, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees’ gross receipts for the sale or transfer of Licensed Products to any third party in a country in which there exists a Valid Claim under the Patent Rights covering Licensed Product, less:

a)	actual credited allowances for returned, rejected or recalled Licensed Product;

b)	the amounts of actual discounts and rebates;:

c)	all outbound freight, shipping, insurance and third-party handling charges actually paid by Cortex, its Affiliates, its joint venture partners, co-promoters or their respective sub-licensees in accordance with industry norms directly on Licensed Products only;

d)	sales taxes, excise taxes and import/export duties actually paid by Cortex, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees directly on Licensed Products only;

e)	amounts that are written off as non-collectible after Cortex’s, its Affiliates’, its joint venture partners’, co-promoters’ and their respective sub-licensees’ commercially reasonable efforts to collect such amounts, exclusive of the cost of collection. Such amount in this Article 1.6(e) will not exceed [*] percent ([*]%) of gross receipts; and

f)	rebates mandated by a government body of competent jurisdiction only in amounts actually rebated by Cortex, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees directly on Licensed Products.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION

1.6.1.	No deductions may be made from the gross receipts for (i) commissions paid to individuals for the sale of Licensed Products whether they are independent sales agents or regularly employed by, Cortex, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees, or (ii) for any other cost incurred in the manufacture, marketing, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of Licensed Products.

1.6.2.	Licensed Products will be considered “sold” based on net billings for the quarter less the allowances cited in section 1.6 above by Cortex, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees to a third party, whichever comes first.

1.7.	“Patent Rights” means those U.S. and foreign patent applications listed on Appendix A attached to this Agreement, and any patents issuing from such pending U.S. and foreign patent applications, or any corresponding U.S. or foreign applications or patents claiming priority to such patent applications, including, but not limited to, any continuations (but not continuations-in-part, except to the extent of claims entitled to the priority date of the parent case), divisions, reexaminations, reissues, substitutes, renewals, extensions or supplementary protection certificates of any of the foregoing patent applications or patents.

1.8.	“Research Agreement” means a research contract in substantially the University’s standard form, signed either between Cortex and the University or between Cortex and a University spin-off company formed by Dr. John Greer (“University Spin-Off”).

1.9.	“Sub-licensee” shall mean any non-Affiliate third party to whom Cortex or its Affiliates shall grant a right or license under the Patent Rights, either exclusive or non-exclusive, to make, use, sell, import or export Licensed Products, or to otherwise practice under the Patent Rights. Such grant will be referred to herein as a “Sublicense”.

1.10.	“U.S.” means the United States of America.

1.11.	“U.S. Patent Issuance Date” means the date upon which the first patent within the Patent Rights issues in the U.S.

1.12.	“Valid Claim” means any claim of an issued patent which, at that time, has not expired or been finally declared unenforceable or invalid by a court or other governmental agency of competent jurisdiction and from which no appeal can be taken.

2.	License Grant

2.1.	Subject to the terms and conditions of this Agreement, the University hereby grants to Cortex and Cortex accepts from the University for the Term (as hereinafter defined) of this Agreement an exclusive, worldwide right and license in the Field of Use to make, have made, use, offer for sale and sell the Licensed Products under the University’s rights in the Patent Rights, including the right to sublicense.

2.2.	Cortex shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder; any such Sublicenses will be consistent with the terms of this Agreement. Cortex will provide notification to University within 30 days after the granting of any Sublicense.

2.3.	Notwithstanding the right and license granted in Article 2.1, Cortex’s right and license is subject to the University’s right to make, have made and use Licensed Products and practice the Patent Rights for the University’s own educational, academic, non-commercial testing, non-commercial clinical and non-commercial research purposes, including the right to collaborate with other entities for such purposes.

2.4.	Except as expressly provided for in this Agreement, no license or other rights, either express or implied, are granted by estoppel or otherwise by the University to Cortex by the execution of this Agreement or the transfer of any materials or information hereunder.

3.	License Fees and Royalties

3.1.	In partial consideration for the right and license granted under this Agreement, Cortex will pay to the University within 30 days after the Signature Date a non-refundable license fee in the amount of [*] ($[*]). This license fee is not creditable against future royalties or any other consideration due from Cortex to the University.

3.2.	In partial consideration for the right and license granted under this Agreement, Cortex will pay to the University within 30 days of the U.S. Patent Issuance Date a non-refundable patent issuance fee in the amount of [*] Dollars ($[*] U.S.). This patent issuance fee is not creditable against future royalties or any other consideration due from Cortex to the University.

3.3.	In partial consideration for the right and license granted under this Agreement, Cortex will pay to the University a royalty on Net Sales according to the following formula described in Articles 3.3.1, 3.3.2 and 3.3.3. For the purposes of this formula “Cumulative Net Sales” will mean total Net Sales from the date of first commercial sale of a Licensed Product.

3.3.1.	[*] Percent ([*]%) of Cumulative Net Sales from Zero Dollars ($0.00 U.S.) in Cumulative Net Sales up to [*] Dollars ($[*]) U.S.) in Cumulative Net Sales.

3.3.2.	[*] Percent ([*]%) of Cumulative Net Sales from [*] Dollars ($[*] U.S.) in Cumulative Net Sales up to [*] Dollars ($[*] U.S.) in Cumulative Net Sales.

3.3.3.	[*] Percent ([*]%) of Cumulative Net Sales greater than [*] Dollars ($[*] U.S.) in Cumulative Net Sales.

3.3.4.	In the case where royalties are owed to third parties for rights directly related to the manufacturing, use or sale of Licensed Product, the royalty rates described in Articles 3.3.1, 3.3.2 and 3.3.3 shall be reduced by [*] percent ([*]%) of the amounts payable to such third parties, but in no event shall the royalties payable to the University be reduced to less than [*] percent ([*]%).

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION

3.4.	In partial consideration for the right and license granted under this Agreement, Cortex will pay to the University a Sublicense fee payments in an amount of [*] percent ([*]%) for Sublicenses granted for Licensed Products prior to the enrollment of the first patient in Phase I clinical trial. For Sublicenses granted thereafter, Cortex will pay the University an amount of [*]% of all fees, payments or other consideration payable to Cortex by a Sublicensee for Sublicenses except for research collaboration fees paid on an FTE basis. Such payments shall be deemed earned and due within 30 days of their receipt by Cortex, provided, however, that if no Valid Claim has issued in the United States, such payments will accrue, and be paid at the time such Valid Claim is issued. For further clarification, royalty payments received by Cortex for Licensed Products are subject to the terms of Article 3.3 and are specifically excluded from Sublicense fees. Cortex shall not be required to pay to the University any Sublicense fees for fees, payments, or other consideration received by Cortex from University Spin-off.

3.5.	In partial consideration for the right and license granted under this Agreement, commencing with the enrollment of the first patient into the first Phase IIb clinical trial, Cortex will pay to the University [*] Dollars (US$[*]) (“Maintenance Payments”) upon each anniversary of the Signature Date.

Cortex will pay the applicable Maintenance Payment to the University at the time of the next report due to the University pursuant to Article 6.2 below. Each Maintenance Payment is fully creditable against royalties on Net Sales, Sublicense fee payments and Milestone Payments due and payable by Cortex to the University under Articles 3.3, 3.4 and 3.6.

3.6.	In partial consideration for the right and license granted under this Agreement, Cortex will pay to the University the following amounts for each Licensed Product achieving the following milestones (“Milestone Payment”) whether the milestone is achieved by Cortex, its Affiliates, its joint venture partners, co-promoters or their respective sub-licensees:

3.6.1	Upon a Positive Clinical Outcome in phase IIb clinical studies: [*] Dollars (US$ [*]). For the purposes of the foregoing, a “Positive Clinical Outcome” shall mean completion of the study and attainment of each of the primary endpoints of the study.

3.6.2	Upon a Positive Clinical Outcome in phase III clinical studies: [*] Dollars (US$ [*]).

3.6.3	First commercial sale of a Licensed Product: [*] Dollars (US$[*]).

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION

The foregoing Milestone Payments shall be paid for the first Licensed Product to reach such milestone, regardless of Indication(s). [*] percent ([*]%) of the foregoing Milestone Payments shall be paid for the second Licensed Product to reach such milestone, regardless of Indication(s), providing that the first Licensed Product has reached commercialization. No further Milestone Payments shall be due after payment for the first and second Licensed Product.

4.	Diligence

4.1.	Cortex will use commercially reasonable efforts to bring the Licensed Products to market through exploitation of the Patent Rights and commercialization of the Licensed Products. The University acknowledges that Cortex may perform its obligations under this Article 4.1 itself or through a Sublicensee, provided that Cortex shall at all times remain liable to University for the performance of such obligations, irrespective of any Sublicensee.

4.2.	Within 30 days after the execution of this Agreement and on the first and second anniversaries of the Signature Date, Cortex will sign a Research Agreement for the purposes of identifying and developing one or more Lead Compounds. Each such Research Agreement shall include a budget of [*] Dollars (US$[*]) per year for the first [*] years and [*] Dollars (US$[*]) for the [*] year. The scope of work included in the Research Agreement will be mutually agreed by Cortex and the University. Any Research Agreement between Cortex and University Spin-Off or between Cortex and University will be terminable by either party, on forty five (45) days written notice to the other party. Such termination will not terminate this Agreement.

4.3.	Cortex will annually, within 60 days after the anniversary of the Signature Date, provide the University with a development plan describing Cortex’s future plans and timelines for the development of Licensed Products and progress made by Cortex, its Affiliates and Sub-licensees towards the development and commercialization of Licensed Products.

4.4.	Cortex will submit an IND or foreign equivalent application for at least one (1) Lead Compound within [*] years of the Signature Date.

4.5.	Cortex will make reasonable efforts to ensure the U.S. Patent Issuance Date occurs within [*] years of the Signature Date.

5.	Disclaimer of Warranties and Representations

5.1.	The University represents and warrants to Cortex that:

5.1.1.	Dr. John Greer has assigned to the University his entire right, title and interest in the Patent Rights;

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION

5.1.2.	The University has no knowledge of any claim, right of any third party or restriction which might affect the use of the Patent Rights for the purposes of commercializing Licensed Products;

5.1.3.	To the University’s knowledge, the Patents Rights are not, as of the Signature Date, the subject of any interference or opposition proceedings;

5.1.4.	To the University’s knowledge, the Patents Rights have not, as of the Signature Date, been challenged by any Person; and

5.1.5.	The University has not granted any currently effective license with respect to the Patent Rights.

5.2.	All property, whether tangible or intangible, which may be delivered hereunder, will be delivered on an “as is, where is” basis without any express or implied representation or warranty, except as set forth in Section 5.1 above. Except as set forth in section 5.1,THE UNIVERSITY OF ALBERTA MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER. THE UNIVERSITY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED REPRESENTATIONS AND WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE. THE UNIVERSITY ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE PATENT RIGHTS OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES AND APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS BY CORTEX. THE UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE VALIDITY OF PATENT RIGHTS, INCLUDING CLAIMS ISSUED OR PENDING OR THAT THE PRACTICE OF THE PATENT RIGHTS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

5.3.	NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, LOSS OF USE OR ANY OTHER DIRECT, INCIDENTAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES.

6.	Records, Reports and Payments

6.1.	Cortex will keep and maintain and will require any and all of its Affiliates, its joint venture partners, co-promoters and their respective Sub-licensees to keep and maintain complete, accurate and correct records and books relating to the sale, lease, use or disposition of the Licensed Products and any and all payments or consideration associated with this Agreement for five (5) years following the end of the calendar year to which such records and books pertain.

6.2.	Commencing after the first commercial sale of a Licensed Product, Cortex will provide to the University written reports for each calendar quarter as of January 1, April 1, July 1 and October 1 of each calendar year during the term of this Agreement. Within sixty (60) days of the end of each such calendar quarter, Cortex will provide to the University, as a part of such reports, a written report setting forth the following information:

(a)	accounting for any and all Licensed Products sold, distributed, transferred, used or leased;

(b)	gross receipts of Licensed Products;

(c)	any applicable deductions, allowances and charges as provided in Article 1.6 of this Agreement;

(d)	total Net Sales; and

(e)	total royalties, Maintenance Payments, Milestone Payments and any other payments or consideration under this Agreement then due.

6.2.1.	Cortex will remit to the University with each such report and on the date specified above the full amount of any and all payments due. Following the date of first commercial sale of a Licensed Product, if no sales or leases of the Licensed Products were made during any calendar quarter, Cortex will provide to the University a statement to that effect.

6.2.2. The books and records of account kept by Cortex pursuant to Article 6.1 above shall be made available upon reasonable notice, during normal business hours for examination by one or more independent auditors of the University’s choosing who will be permitted to enter upon the premises of Cortex to examine such books and records to verify all amounts payable to the University under this Agreement and make and retain copies of any and all parts of said books and records of account, including invoices that are relevant to any report required to be rendered by Cortex. Said copies will be provided at no cost to the University. All information provided under this Article 6.2 is confidential information of Cortex and neither the University nor its auditors shall disclose such information to any third party. Any amount found to have been owed but not paid will be paid promptly to the University with interest at the annual prime rate percent per year, as defined in the Wall Street Journal on the date the payment was due. Any amount overpaid will be credited with the same interest rate against future payments until the amount of the overpayment is exhausted.

6.3.	Royalty or other payments will be paid in United States Dollars to the University in Alberta, Canada, or at such other place as the University may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any royalties hereunder are based on sales converted from foreign currency, such conversion will reflect the actual exchange rate provided to Cortex by the foreign licensee. Adequate documentation of such rates will be provided by Cortex with the quarterly updates.

7.	Patent Prosecution

7.1.	During the term of this Agreement, Cortex will have management responsibility over the filing and prosecution of the United States and foreign patent applications and maintenance of all United States and foreign patents within the Patent Rights, provided, however, that the University and its counsel will be given ample opportunity to review, advise and cooperate with Cortex in such filing, prosecution and maintenance. Cortex will ensure that its patent counsel provides copies of all relevant documents directly to the University and its counsel in sufficient time to provide the University with the opportunity to provide comments and input. Cortex may not take any steps relative to patent filing, maintenance or prosecution of the Patent Rights which may have an adverse affect on the University or its rights to such Patent Rights or the scope of any claims within the Patent Rights without the University’s express written approval. The University shall be responsible to provide timely responses for such approvals or opinions and shall not be the cause of any filing delays. If a lack of responsiveness on the part of the University might jeopardize a patent filing, Cortex may provide a response to the patent office without further delay.

7.2.	In the event Cortex determines that filing, prosecution or maintenance of any of the United States or foreign patent applications or patents within the Patent Rights is not justified, it will notify the University in writing, such notice to be given no fewer than sixty (60) days before any response or action is needed to preserve rights, and the University will then have the option to file, prosecute or maintain any such Patent Rights at its own expense, and further, the University will then have the sole right in such event to delete such United States or foreign patent applications or patents within said Patent Rights from the license to Cortex for the territory covered thereby. Such deletion of patent(s) or patent application(s) from the right and license granted hereunder by the University to Cortex will not in any way effect or reduce any obligation of Cortex to the University hereunder with respect to any remaining Patent Rights including, but not limited to, the obligations under Articles 3 and 8.

8.	Term and Termination

8.1.	Term: Unless sooner canceled or terminated as herein provided, this Agreement will continue until the last-to-expire patent within the Patent Rights granted by the University (the “Term”).

8.2.	Termination:

8.2.1.	Bankruptcy: If Cortex becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of Cortex is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Cortex or otherwise, the Agreement and any and all rights granted thereunder will automatically terminate without any notice whatsoever to Cortex.

8.2.2.	Default or breach by Cortex: If Cortex at any time defaults (i) in the payment of any license fee, royalty or other payment, or (ii) in providing any report or patent correspondence due under this Agreement, or (a) makes any knowingly false report, or (b) commits a material breach of any covenant or undertaking set forth herein, the University will have the right, in addition to all other remedies available, to terminate the license under this Agreement by giving Cortex ninety (90) days prior written notice of such termination, provided, however, that if Cortex will have rectified such default or breach within such 90-day period, this Agreement will remain in effect and the rights and licenses herein granted will be in force as if no default or breach had occurred on the part of Cortex, and provided further, that if such termination is based on an alleged failure of Cortex to use commercially reasonable efforts under Article 4.4, such ninety(90) day period shall be replaced by a one hundred and eighty (180) day period.

8.2.3.	Cortex’ right to terminate: Cortex will have the right to terminate the license under this Agreement with or without cause on forty five (45) days’ written notice to the University.

8.3.	Effects of termination: Upon expiration or termination of this Agreement for any reason, all licenses granted to Cortex by the University under this Agreement will terminate. Nothing herein will be construed to release either Party from any obligation accrued prior to the effective date of such termination.

8.4.	Effect of termination on Sublicensees: Upon termination of this Agreement, any Sublicensee not then in default shall have the right to maintain its rights by payment to the University of any amounts the University would have received had this Agreement been maintained.

9.	Infringement

9.1.	Each Party will promptly inform the other in writing of any alleged infringement by a third party of any of the patents within the Patent Rights, and provide such other party with any available evidence of infringement. Cortex will not settle or compromise any claim or action, including without limitation any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights, in a manner that imposes any restrictions, limitations, responsibilities or obligations on the University without the University’s express written consent.

9.2.

During the term of this Agreement, and following the term to the extent claims relate to activities during the term, Cortex will have the right to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such prosecution; Cortex may join the University as a party plaintiff in any such suit, without expense to the University. Cortex will have the right to defend at its own expense any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights, and, in furtherance thereof, Cortex may join the University as a party in any such suit, without expense to the University. The total cost of any such action commenced or defended solely by Cortex will be borne by Cortex. Any recovery of damages by Cortex as a result of such action shall be applied first in satisfaction of any reasonable un-reimbursed expenses and attorneys’ fees of Cortex relating to the action, and second in satisfaction of reasonable un-reimbursed legal expenses and attorneys’ fees of the University, if any, relating to the action. The balance remaining from any such recovery shall be distributed to Cortex, provided that Cortex will pay to the University such royalties as would otherwise be applicable under Article 3 hereof for that portion of Cortex’s recovery attributable to lost sales, payments or revenues.

9.3.	If, within One Hundred Eighty (180) days after having been notified of any alleged infringement, Cortex has been unsuccessful in persuading the alleged infringer to desist, and has not brought, or otherwise is not diligently prosecuting, an infringement action, or if Cortex notifies the University at any time prior thereto of its intention not to bring suit against any alleged infringer that has not been licensed by Cortex under the Patent Rights, then, and in those events only, the University will have the right, but not the obligation, to prosecute at its own expense any infringement of the Patent Rights, and the University may, for such purposes, use the name of Cortex as party plaintiff. Settlement, consent judgment or other voluntary final disposition of the suit may be entered into by the University without the consent of Cortex, provided however that the University will not settle or compromise any claim or action, including without limitation any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights, in a manner that imposes any restrictions, limitations, responsibilities or obligations on Cortex without Cortex’s express written consent. The total cost of any such infringement action commenced or defended solely by the University will be borne by the University, and the University will keep any recovery or damages, for past infringement or otherwise, derived therefrom.

9.4.	In the event an action for infringement or any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights, is brought against Cortex arising from the practice of the Patent Rights, Cortex will have the right to defend such action and will be solely responsible for all attorneys fees, costs of defense, and liability arising out of that action. Cortex will indemnify and hold harmless the University, its trustees, officers, directors, employees, agents, students and affiliates from and against any and all such claims, losses, damages or liabilities.

9.5.	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights will be brought against Cortex , and Cortex declines to defend the same or otherwise is not diligently defending such action, then, and in those events only, the University, at its option, will have the right to intervene and take over the sole defense of the action at its own expense (and without expense to Cortex), and whereupon the University will keep any recovery and damages derived therefrom or from any counterclaims asserted therein.

9.6.	In any infringement suit brought or Declaratory Judgment Action defended by either Party to protect any of the Patent Rights pursuant to this Agreement, the other Party will, at the request and expense of the Party controlling such suit and at such Party’s expense, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

10.	Indemnification and Insurance

10.1.	Cortex, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees will, at all times during the term of this Agreement and thereafter, indemnify, hold harmless, and defend the University and its respective trustees, officers, directors, employees, agents, students and affiliates from and against all claims, losses, damages, and liabilities of whatsoever kind or nature, as well as all costs and expenses, including legal expenses and reasonable attorneys’ fees, which arise or may arise at any time out of or in connection with this Agreement or with any activity of Cortex, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees involving the Licensed Products or the Patent Rights, including without limitation the manufacture, use, sale, lease, commercialization, licensing or distribution of Licensed Products or any system, method, process, apparatus, device, product, article or appliance derived from or using the Licensed Products or the Patent Rights.

10.2.	Cortex, its Affiliates, its joint venture partners, co-promoters and their respective sub-licensees will carry liability insurance at their expense, to assure Cortex’ obligations under Article 10.1 of this Agreement. Cortex will include satisfactory evidence of such insurance coverage with each quarterly report required by Article 6.2 of this Agreement.

10.2.1.	Such insurance will be in at least the following amounts (i) for Commercial General Liability, including but not limited to, Products, Contractual, Fire, Legal and Personal Injury: One Million Dollars ($1,000,000.00 U.S.) combined single limits for bodily injury and property damage and (ii) Products liability: Five Million Dollars ($5,000,000.00 U.S.).

10.2.2.	Cortex, its Affiliates and Sub-licensees will carry workers’ compensation, automobile and general/professional liability insurance at their own expense, adequate to assure Cortex’ obligations to the University under Article 10.1 of this Agreement.

10.3.	Cortex, its Affiliates and their respective sub-licensees will have the University named as an additional named insured on all such liability coverage policies, and provide satisfactory evidence of adequate insurance coverage to the University upon the request of the University.

11.	Assignment

Cortex may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it to and only to the assignee or transferee of Cortex’s entire business or of that part of Cortex’s business to which the license granted hereby directly relates, provided, however, that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. Cortex will give the University prompt notice of such assignment and transfer. If Cortex sells or otherwise transfers its entire business or that part of its business to which the license granted hereby relates and the assignee or transferee does not agree in writing to be bound by the terms and conditions of this Agreement within fifteen (15) days of any such request by the University, the University will have the sole right to terminate this Agreement by providing written notice of termination to such transferee or assignee.

12.	Non-use of Names

Neither Party will use the names of the other or of the inventors of such other Party, nor any adaptation thereof, in any advertising, promotional or sales activities without prior written consent from such other Party in each separate case, except that Cortex may state that it is licensed by the University under one or more of the patents and patent applications within the Patent Rights. Each Party will hold the specific financial terms of this Agreement (including without limitation royalty rates and measurement mechanisms and the payments called for upon milestone events) in confidence and will not disclose the same publicly without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed. However, nothing herein will prohibit any public disclosure that is required by any applicable law or regulation or by any competent governmental authority.

13.	Dispute Resolution

If a dispute arises between the Parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the Parties agree to hold a meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 30 days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, such dispute shall be resolved through binding and nonappealable arbitration administered by the American Arbitration Association (“AAA”) in Orange County, California (if initiated by University) or in Edmonton, Alberta (if initiated by Cortex). Any such arbitration shall be conducted before a single arbitrator to be appointed by the Parties from AAA’s roster. If the Parties fail to agree to the identity of the single arbitrator, such appointment shall be made in accordance with AAA rules. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrator, as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all Party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. The arbitrator shall make an award of costs, including counsel fees and the fees and expenses of the arbitrator, based on the principle of favoring the prevailing Party to the extent that costs were reasonably and necessarily incurred. The arbitrator shall decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the arbitrator. Each Party shall be responsible for its own costs associated with any such arbitration.

14.	Export Controls

It is understood that the University is subject to Canadian laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the Government of Canada or may require written assurances by Cortex that Cortex will not export data or commodities to certain foreign countries without prior approval of such agency. The University neither represents that a license will not be required nor that, if required, it will be issued.

15.	Notices

Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such Party by overnight courier (e.g. Federal Express) or certified first class mail, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other Party:

The University:	TEC Edmonton Suite 4000 Research Transition Facility 8308-114 Street Edmonton, Alberta, Canada T6G 2E1 ATTN: Chief Executive Officer

Cortex:	15241 Barranca Parkway, Irvine, CA 92612 Attention: Chief Executive Officer

16.	Miscellaneous Provisions

16.1 The Parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and will not be subject to any change or modification except by the execution of a written instrument subscribed to by the Parties hereto.

16.2 The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

16.3 Cortex agrees to mark the Licensed Products made, used or sold in the United States with all applicable United States patent numbers. All Licensed Products used, shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of use, shipment, or sale.

16.4 The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

16.5 This Agreement will be binding and inure to the benefit of the Parties hereto and their respective affiliates, and permitted successors and assigns.

16.6 The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

16.7 Nothing contained in this Agreement will be deemed to place the Parties hereto in a partnership, joint venture or agency relationship and neither Party will have the right or authority to obligate or bind the other Party in any manner.

16.8 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

16.9 Each Party has consulted its own counsel during the drafting of this Agreement and agrees that in the event of a dispute the language of this Agreement will not be deemed to have been drafted by either individual Party.

16.10 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. The provisions of Articles 1, 3 (only to the extent of payments accrued to the date of termination), 5, 6 (only with respect to periods prior to the date of termination), 8.3, 8.4, 9.2, 10 (provided the insurance provisions of Article 10.2 shall expire three (3) years following the date of termination), 12, 13, 15, 16.10 and 16.11 survive the termination or expiration of this Agreement.

16.11 This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Parties hereto have hereunto set their hands and seals and duly executed this License Agreement as of the day and year first set forth above.

The Governors of the University of Alberta		Cortex Pharmaceuticals, Inc.

BY:	/s/ Will Sawchyn	BY:	/s/ James H. Coleman
NAME:	Will Sawchyn	NAME:	James H. Coleman
TITLE:	VP, Finance, TEC Edmonton	TITLE:	SVP, Business Development

APPENDIX A

US Provisional Patent Application [*]: “[*]”

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION